FOR IMMEDIATE RELEASE

Interpublic Sells Remaining Investment in Facebook and
Increases Share Repurchase Program

New York, NY - DATE - Interpublic Group (NYSE: IPG) announced today that it has sold its remaining investment in Facebook, Inc. for net cash proceeds of $95 million. The company expects to record a pre-tax gain of $94 million.

Interpublic also announced that its Board of Directors has authorized an increase in its existing share repurchase program from $300 million to $400 million. As of September 30, 2012, $151 million had been used under the authorization. The share repurchase program has no expiration date.

“The value of the investment we made in Facebook in 2006 has increased significantly during the last six years,” commented Michael I. Roth, Chairman and CEO of Interpublic. “We decided to sell our remaining shares in Facebook as our investment was no longer strategic in nature. Simultaneously, our board has authorized an increase in our share repurchase program of $100 million. We view this as another opportunity to enhance shareholder value reflecting the confidence we have in our company.”

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About Interpublic
Interpublic is one of the world's leading organizations of advertising agencies and marketing services companies. Major global brands include Draftfcb, FutureBrand, GolinHarris International, Huge, Initiative, Jack Morton Worldwide, Lowe and Partners, MAGNAGLOBAL, McCann, Momentum, MRM Worldwide, Octagon, R/GA, UM and Weber Shandwick. Leading domestic brands include Campbell Ewald; Campbell Mithun; Carmichael Lynch; Deutsch, a Lowe and Partners Company; Gotham Inc.; Hill Holliday; ID Media; Mullen and The Martin Agency. For more information, please visit www.interpublic.com.

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Contact Information

Tom Cunningham (Press) (212) 704-1326	Jerry Leshne (Analysts, Investors) (212) 704-1439

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax